Exhibit 4.3

MAVENIR PLC

SHAREHOLDERS AGREEMENT

i

SHAREHOLDERS AGREEMENT

This Shareholders Agreement is entered into as of [•], 2020 by and among Mavenir plc, a public limited company incorporated under the Laws of England and Wales (the “Company”), and each of the other party or parties from time to time party hereto (each, a “Shareholder,” and collectively, the “Shareholders”).

RECITALS:

WHEREAS, the Company is effecting an underwritten initial public offering (“IPO”) of its Class A Ordinary Shares (as defined below); and

WHEREAS, in connection with the IPO, the Company and the Shareholders wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Acquired Knowledge” has the meaning set forth in Section 4.3(a).

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof; provided that the Company and each of its Subsidiaries shall not be deemed to be Affiliates of the Sponsor or the Shareholder Entities; and provided, further, that the Sponsor, the Shareholder Entities and each of their Affiliates shall not be deemed to be Affiliates of the Company and each of its Subsidiaries.

“Agreement” means this Shareholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in the City of New York, New York are authorized or required by Law to be closed.

“Class A Ordinary Shares” means the Class A ordinary shares, par value $0.001 per share, of the Company, and any securities issued in respect thereof, or in substitution therefor, in connection with any share split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“Class B Ordinary Shares” means the Class B ordinary shares, par value $0.001 per share, of the Company, and any securities issued in respect thereof, or in substitution therefor, in connection with any share split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“Closing Date” means the date of the closing of the IPO.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means any information concerning the Company or its Subsidiaries that is furnished after the date of this Agreement by or on behalf of the Company or its designated representatives to a Shareholder or its designated representatives, together with any notes, analyses, reports, models, compilations, studies, documents, records or extracts thereof containing, based upon or derived from such information, in whole or in part; provided, however, that Confidential Information does not include information:

(i) that is or has become publicly available other than as a result of a disclosure by a Shareholder or its designated representatives in violation of this Agreement;

(ii) that was already known to a Shareholder or its designated representatives or was in the possession of a Shareholder or its designated representatives prior to its being furnished by or on behalf of the Company or its designated representatives;

(iii) that is received by a Shareholder or its designated representatives from a source other than the Company or its designated representatives, provided that the source of such information was not actually known by such Shareholder or designated representative to be bound by a confidentiality agreement with, or other contractual obligation of confidentiality to, the Company;

(iv) that was independently developed or acquired by a Shareholder or its designated representatives or on its or their behalf without the violation of the terms of this Agreement; or

(v) that a Shareholder or its designated representatives is required to disclose by applicable Law, regulation or legal process or request of an auditor, governmental authority or self-regulatory organization; provided that in such a case the Shareholder shall promptly notify the Company in writing of such disclosure (to the extent permitted by Law) and such Shareholder or designated representative shall take reasonable steps (at the Company’s expense) to minimize the extent of any such required disclosure (including reasonably cooperating with the Company, at the Company’s expense, in securing a protective order in the event of compulsory disclosure) and exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to any such required disclosure, provided, further, that no such steps to notify the Company or minimize disclosure shall be required where disclosure is made (A) in response to a request by a governmental authority or self-regulatory organization or (B) in connection with an audit or examination by an auditor and such audit or examination does not specifically reference the Company, its Subsidiaries or this Agreement.

“Control” (including its correlative meaning, “Controlled”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Corporate Opportunity” means (i) an investment or business opportunity or activity, including without limitation those that might be considered the same as or similar to the Company’s business or the business of any Affiliate or any direct or indirect Subsidiary of the Company, including those deemed to be competing with the Company or any Affiliate or any direct or indirect Subsidiary of the Company, or (ii) a prospective economic or competitive advantage in which the Company or any Affiliate or any direct or indirect subsidiary of the Company could have an interest or expectancy. In addition to and notwithstanding the foregoing, a Corporate Opportunity shall not be deemed to be a potential opportunity for the Company or any Affiliates or any direct or indirect Subsidiary if it is a business opportunity that (x) the Company, Affiliate or direct or indirect Subsidiary, as applicable, is not financially able or contractually permitted or legally able to undertake, (y) from its nature, is not in the line of the Company’s, Affiliate’s or direct or indirect Subsidiary’s, as applicable, business or is of no practical advantage to it or (z) is one in which the Company, Affiliate or direct or indirect Subsidiary, as applicable, has no interest or reasonable expectancy.

“Director” means any director of the Company from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Fund Indemnitors” has the meaning set forth in Section 2.5.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indemnification Agreements” has the meaning set forth in Section 2.5.

“Indemnitee” has the meaning set forth in Section 2.5.

“Information” has the meaning set forth in Section 3.1 hereof.

“IPO” has the meaning set forth in the Recitals.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Ordinary Shares” means the Class A Ordinary Shares and Class B Ordinary Shares.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Plan Asset Regulation” has the meaning set forth in Section 3.3(a) hereof.

“Shareholder Designee” has the meaning set forth in Section 2.1(b) hereof.

“Shareholder Entities” means the Shareholders and their Affiliates and their respective successors.

“Sponsor” means Siris Capital Group, LLC.

“Sponsor Affiliated Person” means the Sponsor and all of its partners, principals, directors, officers, members, managers, managing directors, advisors, consultants and employees, Affiliates, the Sponsor Designees, or any officer of the Company that is an Affiliate of the Sponsor.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or any combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or any combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall (a) be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or (b) Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Total Number of Directors” means the total number of directors comprising the Board from time to time.

“Transfer” (including its correlative meaning, “Transferee”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“VCOC Investor” has the meaning set forth in Section 3.3(a) hereof.

1.2 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, (c) the words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified, (d) the term “including” is not limiting and means “including without limitation,” and (e) whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE II

CORPORATE GOVERNANCE MATTERS

2.1 Election of Directors.

(a) At the Closing Date, the Company and the Shareholders shall take all necessary action to cause the Board to be comprised of eleven (11) directors. The foregoing directors shall be divided into three classes of directors, with one class elected at the annual general meeting each year.

(b) Following the Closing Date, the Shareholders shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include, a number of individuals such that, following the election of any Directors and taking into account any Director continuing to serve as such without the need for re-election, the number of Shareholder Designees (as defined below) serving as Directors of the Company will be equal to: (i) six (6), if the Shareholder Entities Beneficially Own, directly or indirectly, at least 50% of the total voting power of the then outstanding Ordinary Shares in issue as of the record date for such meeting; (ii) three (3), if the Shareholder Entities Beneficially Own, directly or indirectly, at least 25% (but less than 50%) of the total voting power of the then outstanding Ordinary Shares in issue as of the record date for such meeting; and (iii) one (1), if the Shareholder Entities Beneficially Own, directly or indirectly, at least 5% (but less than 25%) of the total voting power of the then outstanding Ordinary Shares in issue as of the record date for such meeting. The Shareholders shall lose all nomination rights if the Shareholder Entities Beneficially Own, directly or indirectly, less than 5% of the total voting power of the outstanding Ordinary Shares. For so long as the Directors on the Board are divided into three classes, such Shareholder Designees shall be apportioned among such classes so as to maintain the number of Shareholder Designees in each class as nearly equal as possible.

(c) If at any time the Shareholders have designated fewer than the total number of individuals that the Shareholders are then entitled to designate pursuant to Section 2.1(a) hereof, the Shareholders shall have the right, at any time and from time to time, to designate such additional individuals which they are entitled to so designate, in which case, any individuals nominated by or at the direction of the Board or any duly-authorized committee thereof for election as Directors to fill any vacancy on the Board shall include such designees, and the Company shall use its best efforts to (x) effect the election of such additional designees, whether by increasing the size of the Board or otherwise, and (y) cause the election of such additional designees to fill any such newly-created vacancies or to fill any other existing vacancies. Each such individual whom the Shareholders shall actually designate pursuant to this Section 2.1 and who is thereafter elected and qualifies to serve as a Director shall be referred to herein as a “Shareholder Designee.”

(d) In the event that a vacancy is created at any time by the death, disability, retirement, removal or resignation of any Shareholder Designee, any individual nominated by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and the Company shall use its best efforts to cause such vacancy to be filled, as soon as possible, by a new designee of the Shareholders, and the Company shall take or cause to be taken, to the fullest extent permitted by Law, at any time and from time to time, all actions necessary to accomplish the same. The Shareholders have the right to remove any of their Shareholder Designees, and the exclusive right to fill any vacancy so created by such removal or resignation of such Shareholder Designee, with any such replacement to stand for election at the next annual general meeting.

(e) The Company shall, to the fullest extent permitted by Law, include in the slate of nominees recommended by the Board at any meeting of shareholders called for the purpose of electing directors (or consent in lieu of meeting), the persons designated pursuant to this Section 2.1 and use its best efforts to cause the election of each such designee to the Board, including nominating each such individual to be elected as a Director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof. In the event that any Shareholder Designee shall fail to be elected to the Board at any meeting of shareholders called for the purpose of electing directors (or consent in lieu of meeting), the Company shall use its best efforts to cause such Shareholder Designee (or a new designee of the Sponsor) to be elected to the Board, as soon as possible, and the Company shall take or cause to be taken, to the fullest extent permitted by Law, at any time and from time to time, all actions necessary to accomplish the same, including, without limitation, actions to effect an increase in the Total Number of Directors.

(f) In addition to any vote or consent of the Board or the shareholders of the Company required by applicable Law or the articles of association or other organizational document of the Company, and notwithstanding anything to the contrary in this Agreement, for so long as this Agreement is in effect, any action by the Board to increase or decrease the Total Number of Directors shall require the prior written consent of the Shareholders, delivered in accordance with Section 5.13 hereof.

(g) The Company shall use reasonable endeavors to procure that the Board authorizes, in accordance with the Company’s articles of association, any direct or indirect interest of a Shareholder Designee that conflicts, or may possibly conflict, with the interests of the Company and that arises solely in consequence of such Shareholder Designee being a director, manager, officer, employee or member of, or partner in, any of the Shareholder Entities. The provisions of this Section 2.1(g) are not intended to apply, and do not apply, to any actual or possible conflict that may arise in consequence of such Shareholder Designee being a director, officer or employee of any other entity that is an operating Subsidiary of any of the Shareholder Entities.

2.2 Committees. For so long as this Agreement is in effect, the Company shall take all reasonable actions within its control at any given time so as to cause to be appointed to any committee of the Board a number of Shareholder Designees such that the number of Shareholder Designees serving on any such committee is proportionate (rounding up to the next whole director)

to the number of directors that the Shareholders are entitled to designate to the Board under this Agreement, to the extent such directors are permitted to serve on such committees under the applicable rules and regulations of the U.S. Securities and Exchange Commission or the applicable stock exchange on which the Class A Ordinary Shares are listed. It is understood by the parties hereto that the Shareholders shall not be required to have their directors represented on any committee and any failure to exercise such right in this Section 2.2 in a prior period shall not constitute any waiver of such right in a subsequent period.

2.3 Compensation. Except to the extent the Shareholders may otherwise notify the Company, the Shareholder Designees shall be entitled to compensation consistent with the compensation received by other non-employee Directors, including any fees and equity awards, provided that (x) to the extent any Director compensation is payable in the form of equity awards, at the election of a Shareholder Designee, in lieu of any equity award, such compensation shall be paid in an amount of cash equal to the value of the equity award as of the date of the award, with any such cash subject to the same vesting terms, if any, as the equity awarded to other Directors and (y) at the election of a Shareholder Designee, any Director compensation (whether cash, equity awards and/or cash in lieu of equity as may be designated by the electing Shareholder Designee) shall be paid to a Shareholder or an Affiliate thereof specified by such Shareholder Designee rather than to such Shareholder Designee. If the Company adopts a policy that Directors own a minimum amount of equity in the Company, Shareholder Designees shall not be subject to such policy.

2.4 Advancement of Expenses. The Company shall advance expenses for each Shareholder Designee for all reasonable and documented out-of-pocket expenses incurred in connection with such designee’s participation in the meetings of the Board or any committee of the Board, including all reasonable and documented travel, lodging and meal expenses.

2.5 Indemnification Priority. The Company hereby acknowledges that, in addition to the rights provided to each Shareholder Designee or other indemnified person covered by any such indemnity insurance policy (any such Person, an “Indemnitee”) or any indemnification agreement that such Indemnitee may enter into with the Company from time to time (the “Indemnification Agreements”), the Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Sponsor, the Shareholder Entities or one or more of their respective Affiliates (collectively, the “Fund Indemnitors”). Notwithstanding anything to the contrary in any of the Indemnification Agreements or this Agreement, the Company hereby agrees that, to the fullest extent permitted by Law, with respect to its indemnification and advancement obligations to the Indemnitees under the Indemnification Agreements, this Agreement or otherwise, the Company (i) is the indemnitor of first resort (i.e., its and its insurers’ obligations to advance expenses and to indemnify the Indemnitees are primary and any obligation of the Fund Indemnitors or their insurers to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any of the Indemnitees is secondary and excess), (ii) shall be required to advance the full amount of expenses incurred by each Indemnitee and shall be liable for the full amount of all losses of each Indemnitee or on his, her or its behalf to the extent legally permitted and as required by this Agreement and the Indemnification Agreements, without regard to any rights such Indemnitees may have against the Fund Indemnitors or their insurers, and (iii) irrevocably waives and relinquishes, and releases the Fund Indemnitors and such insurers from, any and all claims against the Fund Indemnitors or such insurers for contribution, subrogation or any other recovery of any kind in respect thereof. In furtherance and not in limitation of the foregoing, the Company agrees that in the event that any Fund Indemnitor or its insurer should advance any expenses or make any payment to any Indemnitee for matters subject to advancement or indemnification by the Company pursuant to this Agreement or otherwise, the Company shall promptly reimburse such Fund Indemnitor or insurer and that such Fund Indemnitor or insurer shall be subrogated to all of the claims or rights of such Indemnitee under the Indemnification Agreements, this Agreement or otherwise, including to the payment of expenses in an action to collect. The Company agrees that any Fund Indemnitor or insurer thereof not a party hereto shall be an express third party beneficiary of this Section 2.5, able to enforce such clause according to its terms as if it were a party hereto. Nothing contained in the Indemnification Agreements is intended to limit the scope of this Section 2.5 or the other terms set forth in this Agreement or the rights of the Fund Indemnitors or their insurers hereunder.

2.6 Other Rights of Shareholder Designees. Except as provided in Sections 2.3, 2.4 and 2.5, each Shareholder Designee serving on the Board shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Company shall indemnify, exculpate, and advance fees and expenses of the Shareholder Designees (including by entering into an indemnification agreement in a form substantially similar to the Company’s form director indemnification agreement) and provide the Shareholder Designees with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the charter, articles of association or other organizational document of the Company, applicable Law or otherwise.

ARTICLE III

INFORMATION; VCOC

3.1 Books and Records; Access. The Company shall, and shall cause its Subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles. The Company shall, and shall cause its Subsidiaries to, (a) permit the Shareholder Entities and their respective designated representatives (or other designees), at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary and (b) provide the Shareholder Entities, in addition to other information that might be reasonably requested by such Shareholder Entities from time to time (including, without limitation, information provided to the Shareholder Entities in a manner consistent with past practice), (i) direct access to the Company’s auditors and officers, (ii) month-end reports, in a format to be prescribed by the Shareholder Entities, to be provided within 10 days after the end of each month or as soon thereafter as practicable, (iii) quarter-end reports, in a format to be prescribed by the Shareholder Entities, to be provided within 30 days after the end of each quarter, (iv) the right to visit and inspect any of the offices and properties of the Company and its subsidiaries, (v) copies of all materials provided to the Company’s Board of Directors (or equivalent governing body) at the same time as provided to the Directors (or their equivalent) of the Company, (vi) access to appropriate officers and Directors of the Company at such times as may be requested by the Shareholder Entities for consultation with the Shareholder Entities with respect to matters relating to the business and affairs of the Company and its Subsidiaries,

(vii) information in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the articles of association, certificate of incorporation, bylaws or other organizational document of the Company or any of its Subsidiaries, and to provide the Shareholder Entities with the right to consult with the Company and its Subsidiaries with respect to such actions, (viii) flash data, in a format to be prescribed by the Shareholder Entities, to be provided within 15 days after the end of each quarter or as soon thereafter as practicable and (ix) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries (all such information so furnished pursuant to this Section 3.1, the “Information”). The Company agrees to consider, in good faith, the recommendations of the Shareholder Entities in connection with the matters on which the Company is consulted as described above. Subject to Section 3.5, any Shareholder Entity (and any party receiving Information from a Shareholder Entity) who shall receive Information shall maintain the confidentiality of such Information. Notwithstanding the foregoing, that the Company shall not be required to disclose any privileged Information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Shareholder Entities without the loss of any such privilege.

3.2 Certain Reports. The Company shall deliver or cause to be delivered to the Shareholder Entities, at their request:

(a) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries; and

(b) to the extent otherwise prepared by the Company, such other reports and information as may be reasonably requested by the Shareholder Entities; provided, however, that the Company shall not be required to disclose any privileged information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Shareholder Entities without the loss of any such privilege.

3.3 VCOC.

(a) With respect to each Shareholder Entity that is intended to qualify its direct or indirect investment in the Company as a “venture capital investment” as defined in the Department of Labor regulations codified at 29 CFR Section 2510.3-101 (the “Plan Asset Regulation”) (each, a “VCOC Investor”), for so long as the VCOC Investor, directly or through one or more Subsidiaries, continues to hold any Ordinary Shares (or other securities of the Company into which such Ordinary Shares may be converted or for which such Ordinary Shares may be exchanged), without limitation or prejudice of any the rights provided to the Shareholder Entities hereunder, the Company shall, with respect to each such VCOC Investor:

(i) provide each VCOC Investor or its designated representative with:

(A)

upon reasonable notice and at mutually convenient times, the right to visit and inspect any of the offices and properties of the Company and its Subsidiaries and inspect and copy the books and records of the Company and its Subsidiaries;

(B)

as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(C)

as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation;

(D)

to the extent the Company is required by Law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act, actually prepared by the Company as soon as available; and

(E)

upon written request by the VCOC Investor, copies of all materials provided to the Board, subject to appropriate protections with respect to confidentiality and preservation of attorney-client privilege;

provided that, in each case, if the Company makes the information described in clauses (B), (C) and (D) of this Section 3.3(a)(i) available through public filings on the EDGAR System or any successor or replacement system of the U.S. Securities and Exchange Commission, the requirement to deliver such information shall be deemed satisfied;

(ii) make appropriate officers and/or directors of the Company available, and cause the officers and directors of its Subsidiaries to be made available, periodically and at such times as reasonably requested by each VCOC Investor, upon reasonable notice and at mutually convenient times, for consultation with such VCOC Investor or its designated representative with respect to matters relating to the business and affairs of the Company and its Subsidiaries;

(iii) to the extent that the VCOC Investor requests to receive such information and rights, and to the extent consistent with applicable Law or listing standards (and with respect to events which require public disclosure, only following the Company’s public disclosure thereof through applicable securities Law filings or otherwise), inform each VCOC Investor or its designated representative in advance with respect to any significant corporate actions, and to provide (or cause to be provided) each VCOC Investor or its designated representative with the right to consult with the Company and its Subsidiaries with respect to such actions should the VCOC Investor elect to do so; provided, however, that this right to consult must be exercised within five days after the Company informs the VCOC Investor of the proposed corporate action; provided, further, that the Company shall be under no obligation to provide the VCOC Investor with any material non-public information with respect to such corporate action; and

(iv) provide each VCOC Investor or its designated representative with such other rights of consultation which the VCOC Investor’s counsel may determine in writing to be reasonably necessary under applicable legal authorities promulgated after the date hereof to qualify its investment in the Company as a “venture capital investment” for purposes of the Plan Asset Regulation; provided that the parties agree that any such rights of consultation shall be of a nature consistent with those granted above and nothing in this Agreement shall be deemed to require the Company to grant to the VCOC Investor any additional rights with respect to the governance or management of the Company.

(b) The Company agrees to consider, in good faith, the recommendations of each VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above in this Section 3.3, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

(c) In the event a VCOC Investor or any of its Affiliates Transfers all or any portion of their investment in the Company to an Affiliated entity that is intended to qualify its investment in the Company as a “venture capital investment” (as defined in the Plan Asset Regulation), such Transferee shall be afforded the same rights with respect to the Company afforded to the VCOC Investor hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

(d) In the event that the Company ceases to qualify as an “operating company” (as defined in the first sentence of 2510.3-101(c)(1) of the Plan Asset Regulation), or the investment in the Company by a VCOC Investor does not qualify as a “venture capital investment” as defined in the Plan Asset Regulation, then the Company and each Shareholder Entity will cooperate in good faith and take all reasonable actions necessary, subject to applicable Law, to preserve the VCOC status of each VCOC Investor or the qualification of the investment as a “venture capital investment,” it being understood that such reasonable actions shall not require a VCOC Investor to purchase or sell any investments.

(e) For so long as the VCOC Investor, directly or through one or more subsidiaries, continues to hold any Ordinary Shares (or other securities of the Company into which such Ordinary Shares may be converted or for which such Ordinary Shares may be exchanged) and upon the written request of such VCOC Investor, without limitation or prejudice of any the rights provided to the Shareholder Entities hereunder, the Company shall, with respect to each such VCOC Investor, furnish and deliver a letter covering the matters set forth in Sections 3.3(a), 3.3(b), 3.3(c) and 3.3(d) hereof in a form and substance reasonably satisfactory to such VCOC Investor.

(f) In the event a VCOC Investor is an Affiliate of a Shareholder Entity, as described in Section 3.3(a) above, such affiliated entity shall be afforded the same rights with respect to the Company and afforded to the Shareholder Entity under this Section 3.3 and shall be treated, for such purposes, as a third party beneficiary hereunder.

3.4 Confidentiality. Each Shareholder agrees that it will, and will direct its designated representatives to, keep confidential and not disclose any Confidential Information; provided, however, that such Shareholder and its designated representatives may disclose Confidential Information to the other Shareholders, to the Shareholder Designees and to (a) its and its affiliates’ attorneys, accountants, consultants, insurers, financing sources and other advisors in connection with such Shareholder’s investment in the Company, (b) any Person, including a prospective purchaser of Ordinary Shares, as long as such Person has agreed to maintain the confidentiality of such Confidential Information, (c) any of such Shareholder’s or its respective Affiliates’ partners, members, stockholders, directors, officers, employees or agents in the ordinary course of business or in connection with such Shareholder’s investment in the Company (the Persons referenced in clauses (a), (b) and (c), a Shareholder’s “designated representatives”) or (d) as the Company may otherwise consent in writing; provided, further, however, that each Shareholder agrees to be responsible for any breaches of this Section 3.4 by such Shareholder’s designated representatives.

3.5 Information Sharing. Each party hereto acknowledges and agrees that Shareholder Designees may share any information concerning the Company and its Subsidiaries received by them from or on behalf of the Company or its designated representatives with each Shareholder and its designated representatives (subject to such Shareholder’s obligation to maintain the confidentiality of Confidential Information in accordance with Section 3.4).

ARTICLE IV

ADDITIONAL COVENANTS

4.1 Pledges. Upon the request of any Shareholder Entity that wishes to pledge, hypothecate or grant security interests in any or all of the Ordinary Shares held by it, including to banks or financial institutions as collateral or security for loans, advances or extensions of credit, the Company agrees to cooperate with each such Shareholder Entity in taking any action reasonably necessary to consummate any such pledge, hypothecation or grant, including without limitation, delivery of letter agreements to lenders in form and substance reasonably satisfactory to such lenders (which may include agreements by the Company in respect of the exercise of remedies by such lenders) and instructing the transfer agent to transfer any such Ordinary Shares subject to the pledge, hypothecation or grant into the facilities of The Depository Trust Company without restricted legends.

4.2 Spin-Offs or Split-Offs. In the event that the Company effects the separation of any portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including without limitation by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and any Shareholder will receive equity interests in any such NewCo as part of such separation, the Company shall cause any such NewCo to enter into a shareholders agreement with the Shareholders that provides the Shareholder Entities with rights vis-á-vis such NewCo that are substantially identical to those set forth in this Agreement.

4.3 Corporate Opportunity.

(a) In recognition and anticipation that the Sponsor Affiliated Persons (i) currently or may in the future serve as directors, officers or agents of the Company or its direct or indirect Subsidiaries, (ii) currently or may in the future have access to information about the Company and its direct or indirect Subsidiaries that may, to the fullest extent permitted by applicable Law, enhance each such Sponsor Affiliated Person’s knowledge and understanding of (A) the industries in which the Company and its direct and indirect Subsidiaries operate, (B) the activities in which the Company and its direct or indirect Subsidiaries now engage, may continue to engage or may in the future engage (which shall include, without limitation, other business activities that overlap with or compete with those in which the Company and its Affiliates and its direct or indirect subsidiaries may engage directly or indirectly) or (C) related lines of business in which the Company or its direct or indirect subsidiaries may engage directly or indirectly (collectively, “Acquired Knowledge”) and (iii) currently or may in the future have an interest in the same or similar areas of corporate opportunity as the Company or its direct or indirect subsidiaries may have an interest directly or indirectly, the provisions of this Section 4.3 are set forth to regulate and define, to the fullest extent permitted by applicable Law, the conduct of certain affairs of the Company and its direct or indirect subsidiaries with respect to certain classes or categories of business opportunities as they may involve a Sponsor Affiliated Person, and the powers, rights, duties and liabilities of the Company and its direct or indirect Subsidiaries and their respective direct or indirect partners, members, and shareholders in connection therewith.

(b) Notwithstanding any provision of this Agreement to the contrary, to the fullest extent permitted by applicable Law, if any Sponsor Affiliated Person acquires knowledge of a potential Corporate Opportunity or otherwise is then exploiting any Corporate Opportunity, the Company and its Affiliates and its direct or indirect Subsidiaries shall have no interest or expectancy in such Corporate Opportunity, or in being offered an opportunity to participate in such Corporate Opportunity, and any interest or expectancy in any Corporate Opportunity or any expectation in being offered the opportunity to participate in any Corporate Opportunity is hereby renounced and waived so that, such Sponsor Affiliated Person, to the fullest extent permitted by applicable Law, (i) shall have no duty (fiduciary, statutory, contractual or otherwise) to communicate or present such Corporate Opportunity to the Company or any of its Affiliates or any of its direct or indirect subsidiaries or any shareholder of the Company; (ii) shall have the right to hold or pursue, directly or indirectly, any such Corporate Opportunity for the Sponsor’s own account and benefit or the Sponsor may direct such Corporate Opportunity to another person (including any Sponsor Affiliated Persons); and (iii) shall not be liable to the Company, any of its Affiliates or any of its direct or indirect Subsidiaries, their respective Affiliates or their respective direct or indirect partners, members, or shareholder, for breach of any duty (fiduciary, statutory, contractual or otherwise) as a shareholder, director or officer of the Company or otherwise by reason of the fact that it pursues or acquires such Corporate Opportunity, directs such Corporate Opportunity to another person or does not communicate information regarding such Corporate Opportunity to the Company or any of its Affiliates or any of its direct or indirect Subsidiaries.

(c) The Company hereby expressly acknowledges and agrees that the Sponsor, its Affiliates and affiliated investment funds and any Sponsor Affiliated Person, have the right to, and shall have no duty (fiduciary, statutory, contractual or otherwise) not to, (i) directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its direct or indirect Subsidiaries engages or proposes to engage, on such Person’s own behalf, or in partnership with, or as an employee, officer, director, member or shareholder of any other Person, including those lines of business deemed to be competing with the Company or any of its direct or indirect Subsidiaries; (ii) do business with any potential or actual customer or supplier of the Company or any of its Affiliates or its direct or indirect Subsidiaries; and (iii) employ or otherwise engage any officer or employee of the Company or any of its Affiliates or direct or indirect Subsidiaries. The Company hereby expressly acknowledges and agrees that neither the Company nor any of its Affiliates or any of its direct or indirect Subsidiaries nor any shareholder of the Company shall have any rights in and to the business ventures of the Sponsor, its Affiliates and affiliated investment funds, or the income or profits derived therefrom. To the fullest extent permitted by Law, none of the Sponsor Affiliated Persons shall be liable to the Company, any of its Affiliates or its direct or indirect Subsidiaries, their respective Affiliates or their respective direct or indirect partners, members, or shareholders, for breach of any duty (fiduciary, statutory, contractual or otherwise) as a shareholder, director or officer of the Company or otherwise by reason that such Sponsor Affiliated Person is engaging in any activities or lines of business or competing with the Company or its direct or indirect subsidiaries.

(d) The Company hereby acknowledges and agrees that, to the fullest extent permitted by applicable Law, (i) in the event of any conflict of interest between the Company or any of its direct or indirect Subsidiaries, on the one hand, and any Sponsor Affiliated Person, on the other hand, such Sponsor Affiliated Person (including each Sponsor Designee, acting in its capacity as a director and/or any Sponsor Affiliated Person serving as an officer of the Company or any of its direct or indirect Subsidiaries, acting in its capacity as an officer) may act in the best interest of the Sponsor and its Affiliates and (ii) no Sponsor Affiliated Person (including any Sponsor Designee acting in its capacity as a director, or any other Sponsor Affiliated Person serving as an officer of the Company or any of its direct or indirect subsidiaries acting in its capacity as an officer), shall be obligated to (A) reveal to the Company or any of its direct or indirect Subsidiaries confidential information belonging to or relating to the business of the Sponsor or its Affiliates or (B) recommend or take any action in its capacity as shareholder, director or officer of the Company, as the case may be, that prefers the interest of the Company or any of its Subsidiaries over the interest of the Sponsor and its Affiliates, or such Sponsor Affiliated Person, as the case may be.

(e) The Company hereby acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Sponsor Affiliated Persons (including each Sponsor Designee, acting in its capacity as a director and/or any Sponsor Affiliated Person serving as an officer of the Company or any of its direct or indirect Subsidiaries, acting in its capacity as an officer) are not restricted from using Acquired Knowledge in making investment, voting, monitoring, governance or other decisions relating to other entities or securities.

(f) For the avoidance of doubt, nothing shall prevent any portfolio company of the Sponsor from pursuing any Corporate Opportunities, and no portfolio company of the Sponsor shall have any obligation to the Company pursuant to this Section 4.3.

(g) To the fullest extent permitted by Law, any Person purchasing or otherwise acquiring any interest in any shares in the capital of the Company shall be deemed to have notice of and to have consented to the provisions of Section 4.3.

ARTICLE V

GENERAL PROVISIONS

5.1 Termination. Except for Sections 2.5, 3.3, 4.2 and 4.3 and hereof and this Article V, this Agreement shall terminate on the earlier to occur of (i) such time as the Shareholders are no longer entitled to designate a director pursuant to Section 2.1(b) hereof and (ii) the delivery of a written notice by the Sponsor to the Company requesting that this Agreement terminate. Section 3.3 hereof shall terminate once the VCOC Investors first cease to Beneficially Own any Ordinary Shares (or other securities of the Company into which such Ordinary Shares may be converted or for which such Ordinary Shares may be exchanged).

5.2 Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, sent by electronic mail or facsimile or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices and other such documents will be deemed to have been given or made hereunder when delivered personally or sent by electronic mail or facsimile (receipt confirmed) and one (1) Business Day after deposit with a reputable overnight courier service.

The Company’s address is:

Mavenir plc

1700 International Pkwy, Suite 200

Richardson, TX 75081

Attention: Pardeep Kohli

Email: pardeep.kohli@mavenir.com

Each Shareholder address is:

Siris Capital Group, LLC

601 Lexington Ave, 59th Floor

New York, NY 10022

Attention: General Counsel

Email: legalnotices@siris.com

5.3 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and the other parties hereto. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

5.4 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. The parties hereto will provide information and assistance to cooperate with and facilitate any Transfer of the Ordinary Shares, including in connection with any registration or block trade. To the fullest extent permitted by Law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, the Shareholder or any Shareholder Entity being deprived of the rights contemplated by this Agreement.

5.5 Assignment. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that, without the prior written consent of any other party hereto, a Shareholder may assign its rights and obligations under this Agreement, in whole or in part, to any Transferee of Ordinary Shares that is an Affiliate of such Shareholder, so long as such Transferee, if not already a party to this Agreement, executes and delivers to the Company a joinder to this Agreement evidencing its agreement to become a party to and to be bound by certain or all, as applicable, of the provisions of this Agreement as a Shareholder hereunder, whereupon such Transferee shall be deemed a “Shareholder” hereunder. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

5.6 Third Parties. Except as provided for in Article II, Article III and Article IV with respect to any Shareholder Entity, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

5.7 Governing Law. THIS AGREEMENT AND ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THE MAKING OR PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO NEW YORK’S PRINCIPLES OF CONFLICTS OF LAW. IN THE EVENT OF A CONFLICT BETWEEN THIS AGREEMENT AND THE COMPANY’S ARTICLES OF ASSOCIATION, THE COMPANY SHALL, TO THE EXTENT PERMITTED BY ENGLISH LAW, AMEND THE ARTICLES OF ASSOCIATION TO RESOLVE THE CONFLICT SO THAT THE PROVISIONS OF THIS AGREEMENT WILL BE FULLY ENFORCEABLE. IF THE COMPANY IS NOT ABLE TO AMEND THE ARTICLES OF ASSOCIATION TO RESOLVE THE CONFLICT IN FAVOR OF THIS AGREEMENT, THEN, NOTWITHSTANDING THE FIRST SENTENCE OF THIS SECTION 5.7, THE LANGUAGE IN THIS AGREEMENT GIVING RISE TO THE CONFLICT, ALONG WITH ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO SUCH LANGUAGE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE ARTICLES OF ASSOCIATION AND ENGLISH LAW.

5.8 Jurisdiction; Waiver of Jury Trial. Each party hereto hereby (i) agrees that any action, directly or indirectly, arising out of, under or relating to this Agreement shall exclusively be brought in and shall exclusively be heard and determined by the United States District Court for the Southern District of New York and appellate courts thereof and (ii) solely in connection with the action(s) contemplated by subsection (i) hereof, (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in subsection (i) hereof, (B) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this Section 5.8, (C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does not have personal jurisdiction over any party hereto, and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM OR ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.

5.9 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at Law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at Law or in equity, shall be entitled to specific performance of this Agreement without the posting of a bond.

5.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

5.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by Law, and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

5.12 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

5.13 Grant of Consent. Any vote, consent or approval of, or designation by, or other action of, the Shareholders hereunder shall be effective if notice of such vote, consent, approval, designation or other action is provided in accordance with Section 5.2 hereof by the Shareholders as of the latest date any such notice is so provided to the Company.

5.14 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

5.15 Effectiveness. This Agreement shall become effective upon the Closing Date.

5.16 No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMPANY:

MAVENIR PLC

By:

Name:
Title:

[Signature Page to Mavenir plc Shareholders’ Agreement]

SHAREHOLDER:

MAVENIR PRIVATE HOLDINGS I LTD.

By:

Name:
Title:

[Signature Page to Mavenir plc Shareholders’ Agreement]